Exhibit 10.10

Executive Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of December 31, 2021, by and between Mary P. O’Hara (the “Executive”), and Applied Energetics, Inc, (the “Company”) (collectively, the “Parties”).

RECITALS

WHEREAS, Employer is a corporation that specializes in the development and manufacturing of innovative directed energy solutions, ultra-short pulse lasers, and related technologies for the national security, medical technology, and advanced manufacturing markets (the “Business”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall commence on January 1, 2022 (the “Effective Date”) and continue for an initial period of three years thereafter. Following such initial period, the Agreement shall automatically renew, upon the same terms and conditions, for successive periods of one year each until the Executive’s employment terminates pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as General Counsel and Chief Legal Officer of the Company. In such position, the Executive shall have such duties, powers, authority, and responsibilities as shall be determined from time to time by Executive and the Board of Directors, which duties, powers, authority, and responsibilities are consistent with the Executive’s position. Executive shall maintain such professional credentials and satisfy any and all legal or regulatory requirements for the performance of her services under this Agreement.

2.2 Duties. During the Employment Term, the Executive will devote her full business time and attention to the performance of the Executive’s duties hereunder as she deems necessary and appropriate, for provision of services in a professional and competent manner to the Company.

3. Place of Performance. The principal place of Executive’s employment shall be Arizona, although the Executive may perform her obligations under this Agreement at any location she deems necessary and appropriate, subject to reasonable approval of the Board of Directors. Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary of $250,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable Arizona wage payment laws, but no less frequently than monthly (the “Base Salary”). The Executive’s Base Salary may not be decreased during the Employment Term.

4.2 Equity Compensation. The Company shall issue, on the date hereof, Incentive Stock Options to purchase up to 640,000 shares of the Company’s common stock at an exercise price of $2.40 per share, representing the fair market value on the date hereof by reference to the last closing price of the common stock on the OTCQB. Such options shall have a term of ten years and be subject to the terms and conditions of the Company’s 2018 Stock Incentive Plan and the standard form of Incentive Stock Option Agreement thereunder.

4.3 Annual Bonus.

(a) For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount in cash or stock, if any, determined by the Board of Directors of the Company, in its sole discretion, with the Executive abstaining from any vote or action by written consent on such Annual Bonus.

(b) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable calendar year.

4.4 Expense Reimbursements. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of her duties under this Agreement. The payment(s) shall be made on the day of the next regular payroll following submission by Executive of a reimbursement request to the Company in accordance with the Company’s standard reimbursement policy.

4.5 Benefits. During the Employment Term, the Executive shall be entitled to benefits consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions). Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with benefits equal or better to those benefits provided to or received by Executive from the Company as the date this Agreement is executed.

(a) Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

(b) Vacation and paid sick and family leave consistent with federal, state, and local laws and in an amount consistent with other executives in the Company but no less than four weeks.

(c) The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of her duties under this Agreement.

4.6 Indemnification.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation and in no event more than 90 days after receipt by the Company of a written request for payment and appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought.

(b) During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

5. Termination of Employment.

5.1 The Executive’s employment hereunder may be voluntarily terminated by Executive or the Company at any time and for any reason upon 60 days’ prior written notice.

5.2 The Executive’s employment hereunder may be terminated by the Company at any time, effective immediately, for Cause. For purposes of this Section 5, the term “Cause” shall mean any (i) material breach of this Agreement by Executive which remains uncured for ten days following written notice thereof, (ii) gross negligence or willful misconduct by Executive in the performance of services hereunder, (iii) any action taken by Executive which is reasonably likely to cast the Company in an unfavorable light or bring negative publicity to the Company or (iv) the unavailability, inability or refusal of Executive to perform and deliver the services hereunder in a reasonable professional and timely manner.

5.3 Executive may terminate her employment under this Agreement at any time, effective immediately, for “Good Reason.” “Good Reason” shall mean: (a) material breach of this Agreement by the Company which remains uncured for ten days following written notice thereof; (b) a material change to the services, duties, authority or responsibilities assigned to Executive under this Agreement, absent mutual agreement; (c) a change to Executive’s title, absent mutual agreement; (d) any reduction to the compensation and/or benefits stated in Section 4 hereof, absent mutual agreement; (e) the Company becomes either insolvent or in non-SEC reporting “shell” status within two years of the Commencement Date; or (e) a “change in control” (as hereinafter defined) of the Company. “Change in control” for purposes of this Agreement shall mean: the sale or disposition of more than 50% of the voting stock; a merger, consolidation, or share exchange that results in less than 50% of the voting stock remaining with the current owners; or a sale of all or substantially all of the assets of the Company.

5.4 If (a) the Company terminates the Executive’s employment for any reason other than Cause or (b) the Executive terminates her employment hereunder for “Good Reason,” then the Company shall pay to Executive severance pay in an amount representing 90 day’s Base Salary hereunder as of the date of such termination. In the event of a change in control, any unvested equity compensation awarded by the Company to Executive prior to the date of such change in control shall vest in full immediately prior to termination. The severance pay shall be paid to Executive in equal monthly payments for the 90-day period following the date of Executive’s termination.

5.5 This Agreement and Executive’s employment with the Company will terminate upon the Executive’s death or if the Executive becomes incapacitated by disability (as determined by a qualified medical professional). If this Agreement and Executive’s employment with the Company terminate by reason of death or disability, the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate, payment in an amount representing 90 days’ Base Salary under this Agreement immediately prior to the date of death or incapacitation. The foregoing payment shall be made to Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate in equal monthly installments for 90-day period following the date of death or incapacitation.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate of $550 per hour.

7. Confidential Information.

7.1 Executive understands that her relationship to the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Executive by the Company or by the business of any affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Confidential Information”). Such Confidential Information includes but is not limited to plans, research, know-how, trade secrets, specifications, drawings, sketches, models, samples, data, technology, computer programs, documentation, relating to software, computer systems, source code, object code methodologies, product development, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information, including information related to inventions, which is not publicly available and can be communicated by any means whatsoever, including without limitation oral, visual, written and electronic transmission.

7.2 At all times, both during the term of this Agreement and after its termination, Executive will keep and hold all Confidential Information in strict confidence and trust, and will not use or disclose any of such Confidential Information without the prior written consent of the Company, whether such Confidential Information was obtained prior to or during the term of this Agreement. Upon termination of her relationship with the Company, Executive will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company, and she will not take any documents or materials or copies thereof containing any Confidential Information, except as may be required for professional record keeping purposes. Executive represents and warrants that during any period prior to this Agreement in which she may have received or otherwise had access to Confidential Information, Executive did not disclose any such Confidential Information.

7.3 Executive agrees to notify the Company immediately upon discovery of (1) any unauthorized disclosure of Confidential Information, (2) any use of Confidential Information other than in pursuance of Executive’s business relationship with the Company, and (3) any other breach of this Agreement by Executive, and Executive will cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and prevent its further unauthorized use.

7.4 Confidential Information shall not include that information otherwise defined as Confidential Information that (1) entered the public domain without a breach by Executive of any obligation owed the Company, (2) became demonstrably known to Executive prior to the Company’s disclosure of such information to her, or (3) became known by or available to Executive from a source other than the Company subsequent to the Company’s disclosure of such information to Executive, without any breach of any obligation of confidentiality owed to the Company.

8. Non-Competition. During the term of this Agreement and for a period of one year following termination of her relationship with the Company for any reason, Executive will not, either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, directly or indirectly, voluntarily or involuntarily, carry on or engage in any activity or business which is or may reasonably be in direct competition with the business of the Company or any of its affiliates, successors or assigns.

9. Non-Solicitation. During the term of this Agreement and for a period of two years following termination of his relationship with the Company for any reason, Executive will not, either alone or in association with others (i) solicit, divert, take away, encourage or attempt to divert or take away the business or patronage of any of the clients, customers or business partners of the Company which were contacted, solicited or served by the Company or any of its affiliates during the 12-month period prior to the termination or cessation of the Executive’s service to the Company; (ii) solicit, induce or attempt to induce any employee or independent contractor of the Company or its affiliates to terminate their employment or other engagement with the Company or any such affiliate; (iii) hire, recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its affiliates at any time during the term of this Agreement.

10. Governing Law. Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Arizona. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Employer:	Attn: Gregory Quarles, President and CEO
Applied Energetics, Inc.
9070 S. Rita Road, Suite 1500
Tucson, Arizona 85747

Copy to: Charitie L. Hartsig, Esq.
Carpenter, Hazlewood, Delgado, & Bolen LLP 1400 E. Southern Avenue, Suite 400
Tempe, Arizona 85282 Charity.Hartsig@carpenterhazlewood.com

If to Employee:	Mary P O’Hara, Esq.
1208 Carlisle SE, Apt. B
Albuquerque, NM 87106

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. If the Executive incurs any state or local income tax liability whatsoever by virtue of his performance of any obligation under this Agreement, the Company shall reimburse Executive for any such payment(s) he remits to any state or local taxing authority within 15 days of the date Executive submits the reimbursement request to the Company.

18. Acknowledgement of Full Understanding. The parties acknowledge and agree that they have fully read, understand and voluntarily enter into this Agreement. The parties acknowledge and agree they have had an opportunity to ask questions and consult with an attorney of his or her choice before signing this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:

Applied Energetics, Inc.

By:	/s/ Gregory Quarles
Name:	Gregory Quarles
Its:	President and CEO

Date:	December 31, 2021

EXECUTIVE:

By:	/s/ Mary O’Hara
Name:	Mary O’Hara

Date:	December 31, 2021